Exhibit 10.1

HELIX TECHNOLOGY CORPORATION

EMPLOYEE RETENTION AGREEMENT

     THIS EMPLOYEE RETENTION AGREEMENT by and between HELIX TECHNOLOGY CORPORATION, a Delaware corporation (the "Company"), and PAUL KAWA (the "Employee") is made as of March 10, 2005 (the "Effective Date").

     WHEREAS, the Company and the Employee desire to enter into this Agreement to reinforce and encourage the continued employment of the Employee by the Company.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and as an inducement for and in consideration of the Employee remaining in its employ, the parties, subject to the terms and conditions set forth herein, agree as follows:

     Section 1.  Term of Agreement. The term of this Agreement (the "Term"), and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire, subject to Section 12 hereof, on the earlier to occur of (a) the Employee's "normal retirement date" as defined in the Helix Technology Corporation Employees' Pension Plan (unless extended by mutual agreement) and (b) the date of termination of the Employee's employment with the Company.

     Section 2.  Termination Without Cause; Termination for Good Reason.

          (a)  If, during the Term of this Agreement, the Company terminates the employment of the Employee (other than for Cause (as defined below), death or physical or mental incapacity or disability), the Company shall provide the Employee notice of such pending termination six (6) months in advance of the date that such termination becomes effective (a "Termination Notice"). The severance benefits described in Section 2(b) below shall commence on (i) the effective date of the termination as specified in the Termination Notice or any earlier date on which the Employee terminates employment following receipt of the Termination Notice or (ii) the date on which the Employee terminates employment for Good Reason (as defined below) (each a "Termination Date").

          (b)  If, during the Term of this Agreement, (i) the Company gives a Termination Notice to the Employee or (ii) the Employee terminates employment with the Company for Good Reason (as defined below), then, in each case:

                    (1)  Subject to clause (3) below, the Company shall pay to the Employee an aggregate amount (the "Salary Severance") equal to the Employee's annual base salary in effect immediately prior to the Termination Notice or the event giving rise to the termination for Good Reason by the Employee (each a "Trigger Event"). Such amount shall be payable commencing on the Termination Date in weekly payments, each equal to the weekly base salary payments paid to the Employee immediately prior to the Trigger Event, and ending twelve (12) months after the

Termination Date (the "Tail Period"); provided, however, that the Company may, in its sole discretion, accelerate the timing of such payments;

                    (2)  Subject to clause (3) below, if the Trigger Event occurs during any calendar year in which the Employee is a participant in a variable performance award program, the Company shall deem that the "target" performance goal has been achieved and shall pay to the Employee an amount equal to the Employee's bonus as determined under the plan for the achievement of the "target" goal (the "Bonus Severance"). The manner (i.e., cash or stock or a combination thereof) and timing of the Bonus Severance shall be at the discretion of the Board of Directors of the Company, provided, however, that any such payment must be made by no later than the expiration of the Tail Period;

                    (3)  The amounts otherwise payable pursuant to clauses (1) and (2) above shall be reduced by the amount of compensation earned by the Employee (as an employee, consultant or otherwise) during the Tail Period subject to the following limitation: (a) the Salary Severance actually paid to the Employee shall be no less than fifty percent (50%) of the amount otherwise payable under clause (1) above and (b) the Bonus Severance actual paid to the employee shall be no less than fifty percent (50%) of the amount otherwise payable under clause (2) above;

                    (4)  Until the earlier of (a) the expiration of the Tail Period or (b) the date the Employee secures full time employment, the Company shall provide the Employee with medical, dental and life insurance benefits at least equal to those which would have been provided to the Employee if the Employee's employment had not been terminated, in accordance with the applicable benefit plans of the Company in effect on the Termination Date; and

                    (5)  The Company shall provide outplacement services through one or more outside firms of the Employee's choosing up to an aggregate of $5,000, with such services to extend until the earlier of (a) the expiration of the Tail Period or (b) the date the Employee secures full time employment.

          (c)  "Cause" shall mean any one or more of the following, in any case as determined to have occurred by the Board of Directors of the Company (the "Board"):

               (i)    the Employee's willful and continued failure to substantially perform reasonable assigned duties or a material violation by the Employee of the policies, procedures or rules of the Company;

               (ii)   the Employee's commission of, or conviction for, a felony or any act involving fraud, embezzlement, theft, misrepresentation, dishonesty or moral turpitude;

               (iii)  the Employee's indictment for commission of a material crime on the basis of alleged facts of such a serious nature that the Company has reasonable cause to believe that the Employee cannot effectively discharge the

Employee's duties and responsibilities, or the Employee's indictment for the commission of a material business related crime;

               (iv)   any gross or willful misconduct of the Employee resulting in substantial loss to the Company or substantial damage to the Company's business or reputation;

               (v)    gross neglect of the Employee's duties resulting in substantial loss to the Company or substantial damage to the Company's business or reputation; or

               (vi)   any material breach by the Employee of this Agreement or any non-competition agreement between the Employee and the Company.

          (d)  "Good Reason" shall mean, without the Employee's consent, the occurrence of any one or more of the following events:

               (i)    a material diminution of the Employee's responsibilities and authority in his capacity as a Corporate Controller (not Interim Chief Financial Officer), only after the Company shall have had an opportunity to cure (any such cure to be effected within thirty (30) days after written notice of the basis for Good Reason is given to the Company by the Employee);

               (ii)   a material reduction in base salary and bonus opportunities, unless all employees of the Company with similar responsibilities and authority as the Employee suffer a substantially similar reduction;

               (iii)  the relocation of the Employee's office to a location more than fifty (50) miles from Mansfield, Massachusetts; or

               (iv)   the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) days after a merger, consolidation, sale of assets or similar transaction.

     Section 3.  Limit on Parachute Payments. In the event that any benefit received or to be received by you in connection with the termination of your employment (whether pursuant to the terms of this Agreement or otherwise) ("Parachute Payments") would not be deductible (in whole or part) as a result of section 280G of the Internal Revenue Code of 1986, as amended, by the Company, an affiliate or other person making such payment or providing such benefit, the Parachute Payments shall be reduced until no portion of the Parachute Payments is not deductible.

     Section 4.  Non-Competition; Trade Secrets.

          (a)  Except as set forth below, for a period of three (3) years following termination of the Employee's employment with the Company for any reason, the Employee agrees not to accept or continue to hold any position in any capacity, whether as an employee, agent, consultant, investor, director or otherwise, with any person, firm or corporation, whose present or planned business is competitive with the business of the Company as it exists on the Termination Date. In the event the Employee's employment with the Company is terminated by the Company without Cause or by the Employee for Good Reason, the foregoing non-competition covenant shall apply for two (2) years following the Termination Date. Ownership by the Employee of less than one percent (1%) of the outstanding stock or securities in any business enterprise shall not itself be deemed to be engaging in any activity prohibited by this Section 4(a).

          (b) If the Employee has not already done so, the Employee agrees to execute and abide by the Company's standard form of agreement presently in effect protecting the Company's inventions, patents and proprietary and confidential information and the Employee agrees to execute and abide by any subsequent agreement generally in effect for the Company's officers and key employees.

     Section 5.  Assignment. The rights and benefits of the Employee hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, executors and administrators of the Employee, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transaction.

     Section 6.  Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered, sent by certified or registered mail or sent by overnight courier service as follows (unless another address designated by any party hereto by is given by similar notice):

          (a)  if to the Employee, to the Employee's address as set forth in the records of the Company; and

          (b)  if to the Company, to the address of its principal executive offices, attention: President, with a copy to Matthew J. Gardella, Esquire, Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199.

     Section 7.  Waiver of Breach. A waiver by the Company or the Employee of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

     Section 8.  Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may be modified only by an agreement in writing signed by the parties hereto.

     Section 9.  Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     Section 10.  Costs. In the event that a dispute shall arise between the parties hereto with respect to any term or provision of this Agreement or the subject matter hereof, all costs and expenses (including attorney fees incurred by the Company or the Employee associated with such dispute) shall be borne by the respective party incurring such costs and expenses.

     Section 11.  Interpretation; Applicable Law. This Agreement and its terms are subject to reasonable interpretation by the Compensation Committee of the Board in its sole discretion. The terms of this Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflict of laws provisions) of the Commonwealth of Massachusetts.

     Section 12.  Survival of Provisions. The provisions of Section 2, Section 3, Section 4, Section 5, Section 6, Section 10, Section 11, Section 12 and Section 15 of this Agreement will survive the termination of the Employee's employment hereunder and the termination of this Agreement.

     Section 13.  Not an Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Employee as an employee and that this Agreement does not prevent the Employee from terminating employment at any time.

     Section 14.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

     Section 15.  Taxes. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law. Notwithstanding anything herein to the contrary, the Company shall accelerate the timing of any amounts payable to the Employee hereunder if and as necessary to prevent such amounts from being deemed "deferred compensation" pursuant to the American Jobs Creation Act of 2004 (or the rules and regulation promulgated thereunder).

     Section 16.  Complete Agreement. This Agreement supersedes all other prior agreements between the Employee and the Company concerning the Employee's employment with the Company, and none of such agreements shall be of any force or effect whatsoever; provided, however, that nothing contained herein shall be deemed to limit or otherwise affect the provisions of any other agreement, arrangement or policy concerning the Employee and the Company that is unrelated to the subject matter of this Agreement.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HELIX TECHNOLOGY CORPORATION

By: /s/ James Gentilcore
Name: James Gentilcore
Title: Chief Executive Officer

EMPLOYEE

/s/ Paul Kawa
Paul Kawa
Interim Chief Financial Officer